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National Technical Systems Inc.

(Name of Registrant as Specified in its Charter)

Dr. Jack Lin
Luis A. Hernandez
Sidney Meltzner
CAS Foundation
Harry S. Derbyshire
Jeff Kaplan

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Luis Hernandez
Sidney Meltzner
CAS Foundation
Dr. Jack Lin

September 13, 2011

HERE THEY GO AGAIN !!!

Dear Fellow National Technical Systems, Inc. Shareholders:

THE BOARD’S RECENT POLICY OF OBTAINING SHAREHOLDER APPROVAL OF  THE POISON PILL IS A HOLLOW GESTURE.

The Board says one thing: The Board just announced on September 12, 2011 that it adopted a policy providing for shareholder approval of the poison pill the Board adopted a year ago without shareholder approval.

But does another: This new policy is all well and good, except the real action is that the Board gives itself until September 20, 2012—another year of making it effectively impossible for shareholders to accept a premium offer that the Board doesn’t want to sell—to redeem the pill.

Even if the shareholders reject the pill, or September 20, 2012 comes and goes, the Board still must act to redeem the pill.  And even if they do, there is nothing to prevent them for adopting a new pill without shareholder approval.  By this action, the Board has signaled that even if our nominees are elected and our proposals are adopted it plans to maintain the poison pill for another year.

If the Board is sincerely interested in responding to shareholder concerns, it would redeem the pill right after the annual meeting if a substantial percentage of the shareholders vote for our nominees and our other proposals.  There is no reason to delay the redemption for another year.

We trust that you will see this tactic for what it is—a transparent attempt to extend the pill for another year encased in a new policy statement disguised as a shareholder friendly measure.

THE BOARD’S REJECTION OF A BONA FIDE CASH OFFER REPORTED TO BE IN EXCESS OFF $8.00 PER SHARE APPARENTLY WITHOUT ANY INQUIRY OF RELEVANT FACTS INDICATES THAT THE BOARD NOMINEES ARE NOT QUALIFIED TO CONTINUE TO SERVE.

The Board says one thing:  “The Company has engaged investment banks to evaluate potential liquidity alternatives and review unsolicited offers from third parties to acquire the Company.  In each case, the Board has fully evaluated these alternatives with the assistance of counsel and its financial advisors and found all offers for the Company to be below the true value of the Company as a going concern” (Emphasis added).  (NTS Communication to Shareholders, August 22, 2011.)

But does another: Company minutes for a Board meeting held on December 8, 2010 that are now public1 show that in refusing to consider a motion made by Dr. Lin to discuss and accept an all cash offer from ONCAP the Board’s nominees and the rest of the Board:

•
Failed to inform themselves of any relevant financial data regarding the offer vs. stand alone value of the Company, the offer vs. comparable transactions, the offer vs. a discounted cash flow analysis, or any other basis for effectively evaluating the offer;

•	Failed to receive, discuss or consider the views of an independent financial advisor; and
•	Failed to give any consideration, let alone cursory consideration, to this offer.

This apparent disregard for minimal standards of corporate governance in connection with a serious acquisition proposal underscores why there must be an immediate change of membership on this Board.

THE BOARD’S ACTIONS REVEAL THAT IT IS OPPOSED TO SELLING THE COMPANY EVEN THOUGH A SUBSTANTIAL NUMBER OF SHAREHOLDERS ARE EFFECTIVELY LOCKED INTO AN ILLIQUID INVESTMENT.

The Board says one thing:  “The Board is not opposed to a sale of NTS, but wants to do it at a time best calculated to maximize the value of the Company and your investment.” (NTS Communication to Shareholders, September 9, 2011.)

1 Maher vs. National Technical Systems Inc., Exhibit A  to Motion to Bifurcate filed September 9, 2011, LA Superior Court Case No. BC 462769.

But does another:  Notwithstanding this platitude, this Board’s actions reveal their true intentions:
•
On December 8, 2010, the Board effectively rejected a bona fide cash offer in excess of $8.00 per share without any indication in the minutes that it sought, received or evaluated basic information normally considered under minimal standards of corporate governance;

•	The Board’s new policy on the poison pill indicates that this legally dubious plan will be maintained for at least another year; and
•
The Board has failed to offer one piece of reliable data to support its claim that now is not the right time to sell the Company.  In contrast, on Monday, September 12 we made public data indicating that purchase price multiples generally and in the aerospace and defense industries are at or near recent historic highs.

We think NTS is a very valuable company that could be sold now for cash at a significant premium over current and recent trading prices.  Unfortunately, this Board refuses to unlock this value in order to pursue a risky market timing and acquisition strategy that is fraught with danger.

OVER THE LAST 12 MONTHS THIS BOARD HAS OVERSEEN THE LOSS OF AT LEAST $26 MILLION IN MARKET VALUE, INCLUDING THE SALE OF A SIGNIFICANT BLOCK OF STOCK AT A DISCOUNTED PRICE.

The Board says one thing:  “We are working tirelessly to seize immediate opportunities that will maximize value for all shareholders.” (NTS Shareholder Communication, September 9, 2011.)

“Mill Road is acquiring 933,333 shares of newly-issued, restricted NTS common stock at $7.50 per share, which is a premium of approximately 13 percent over the closing price of $6.65 per share on Monday, June 27, 2011, and a premium of approximately 15 percent over the Volume Weighted Average Price of $6.54 per share for the 30-day trading period ended June 27, 2011....” (NTS Press Release, June 27, 2011.)

But does another:  One of the most shareholder value destroying actions this Board has taken to date was the sale of securities covering 1,233,333 shares of common stock at an effective volume average discounted price of $5.86 to Mill Road Capital.  The Board also authorized the sale of a $7 million subordinated note carrying interest at 15% per annum.  The Board has failed to respond to any of the questions we posed to them on July 8, 2011 regarding this dilutive transaction.

If you are a shareholder who can no longer rely on what this Board says and want to unlock and maximize the value of your NTS investment as soon as possible, please vote your “Yellow” Proxy, or if you hold shares in street name enter your voting instructions at 1-800-454-8683 or www.proxyvote.com prior to September 27, 2011.

Luis Hernandez	Sidney Meltzner	CAS Foundation	Dr. Jack Lin

We have filed a definitive proxy statement and related materials with the SEC in connection with our solicitation of your proxies to elect our nominees to NTS’s Board of Directors and to approve amendments to the Company’s bylaws and other proposals described in our proxy materials at the 2011 Annual Meeting of Stockholders.  You should read our definitive proxy statement and other publicly-filed proxy materials as they become available, because they contain important information.  Information regarding the direct and indirect interests of each participant in the solicitation of proxies is included in our proxy materials filed with the SEC.  Proxy materials may be accessed without charge at the SEC’s website at www.SEC.gov.